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                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  June 14, 1996


                 Brauvin High Yield Fund L.P. II
      (Exact name of registrant as specified in its charter)


   Delaware                     0-17556            36-358013
(State of or other            (Commission         (IRS Employer
jurisdiction of               File Number)        Identification
incorporation)                                         Number)


150 South Wacker Drive, Suite 3200, Chicago, Illinois    60606
(Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code  (312)443-0922


                   Not Applicable
(Former name or former address, if changed since last report)

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Item 5.   Other Events.

     Brauvin High Yield Fund L.P. II, a Delaware limited partnership formed on May 4, 1988 (the "Partnership") has entered into an agreement and plan of merger dated as of June 14, 1996 (the "Merger Agreement") with Brauvin Real Estate Funds L.L.C., a Delaware limited liability company (the "Purchaser"). Pursuant to the terms of the Merger Agreement, the Partnership proposes to merge with and into the Purchaser through a merger (the "Merger") of its limited partnership interests. In connection with the Merger, the beneficial owners (the "Limited Partners") of the limited partnership interests of the Partnership (the "Units") will receive approximately $776.00 per Unit in cash. Promptly upon consummation of the Merger, the Partnership will cease to exist and the Purchaser, as the surviving entity will succeed to all of the assets and liabilities of the Partnership. The affirmative vote of the Limited Partners holding a majority of the Units is necessary to approve the Merger.

     The Partnership is currently in the process of drafting a proxy statement, which will require prior review and comment by the Securities and Exchange Commission (the "Commission"), to solicit proxies for use at a special meeting of the Limited Partners (the "Special Meeting") to be held at the offices of the Partnership at a date in the near future. The purpose of the Special Meeting is to vote upon the Merger and certain other matters as described herein. The preliminary proxy materials of the Partnership will be filed with the Commission shortly and will be substantially identical to the proxy materials filed by Brauvin High Yield Fund L.P., a Delaware limited partnership that is affiliated with the Partnership.

     By approving the Merger, the Limited Partners will also be approving an amendment of the Restated Limited Partnership Agreement of the Partnership, as amended (the "Partnership Agreement") allowing the Partnership to sell or lease property to affiliates (this amendment, together with the Merger shall be referred to herein as the "Transaction"). In addition, the Delaware Revised Uniform Limited Partnership Act (the "Act") provides that a merger must also be approved by the general partners of a partnership, unless the limited partnership agreement provides otherwise. The Partnership Agreement does not address this matter. Therefore, the Limited Partners will be asked to adopt an amendment (the "Amendment") to the Partnership Agreement which specifically provides that the general partners of the Partnership (the "General Partners") will not be required to approve the Transaction. If the Amendment is approved, the vote of the Limited Partners holding a majority of the Units will be the only vote necessary to approve the Transaction. Neither the Act nor the Partnership Agreement provide the Limited Partners not voting in favor of the Transaction with dissenters' appraisal rights.

     The actual redemption price will be based on the fair market value of the properties of the Partnership (the "Assets") as determined by an independent appraiser at such time as is specified in the certificate of merger (the "Effective Time"), plus all remaining cash of the Partnership (which will include earnings only through July 31, 1996), less the Partnership's actual costs incurred and accrued through the Effective Time, including reasonable reserves in connection with: (i) the proxy solicitation; (ii) the Transaction (as detailed in the Merger Agreement); and (iii) the winding up of the Partnership, including preparation of the final audit, tax return and K-1s (collectively, the "Transaction Costs") and less all other Partnership obligations.

     Cushman & Wakefield Valuation Advisory Services ("Cushman & Wakefield"), the largest real estate valuation and consulting organization in the United States, was engaged by the Partnership to prepare an appraisal of the Assets. Cushman & Wakefield was subsequently engaged to provide an opinion as to the fairness of the Transaction to the Limited Partners from a financial point of view. Cushman & Wakefield has preliminarily determined that the fair market value of the Assets of the Partnership is $30,183,300, which is approximately $748.00 per Unit. In addition, Cushman & Wakefield is finalizing its opinion as to the fairness of the Transaction to the Limited Partners from a financial point of view.

     The General Partners are Jerome J. Brault, the managing general partner of the Partnership (the "Managing General Partner"), Brauvin Realty Advisors II, Inc., the corporate general partner of the Partnership (the "Corporate General Partner"), Cezar
M. Froelich and David M. Strosberg. Mr. Froelich gave notice of his intent to resign as a General Partner of the Partnership on May 23, 1996. Pursuant to the terms of the Partnership Agreement, Mr. Froelich's resignation will become effective on the 90th day following notice to the Limited Partners. The General Partners will not receive any payment in exchange for the redemption of their general partnership interests nor will they receive any fees from the Partnership in connection with the Transaction.

     The Managing General Partner and his son, James L. Brault, an executive officer of the Corporate General Partner, will have a minority ownership interest in the Purchaser. Therefore, the Braults have an indirect economic interest in consummating the Transaction that is in conflict with the economic interests of the Limited Partners. Messrs. Froelich and Strosberg have no affiliation with the Purchaser.

     The Transaction is one of a series of related transactions whereby the Purchaser seeks to acquire the Assets of the Partnership and the assets, through purchase or merger, of Brauvin High Yield Fund L.P., Brauvin Income Plus L.P. III and Brauvin Corporate Lease Program IV L.P., Delaware limited partnerships affiliated with the Partnership.

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                            SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         BRAUVIN HIGH YIELD FUND L.P. II
                         (Registrant)

                         By:    Brauvin Realty Advisors II, Inc.,
                                Corporate General Partner


DATE:  June 24, 1996         By:      /s/ Jerome J. Brault
                                      Name:  Jerome J. Brault
                                      Title: President